                                                                 Exhibit 11


                                  KOLLMORGEN CORPORATION
                              COMPUTATION OF PER SHARE EARNINGS
               (Amounts in thousands, except per share amounts)


                                               For the                  For the
                                          Three Months Ended       Nine Months Ended
                                            September 30,             September 30,
                                              -------------------      -------------------
                                   1995      1994       1995      1994
                                 --------  --------   --------  --------
Net income                       $ 1,501   $   175    $ 4,511   $ 2,181
Less preferred stock dividends
    and accretion of discount       (582)     (581)    (1,746)   (1,743)
                                 --------  --------   --------  --------
Earnings (loss) applicable to
    primary common shares            919      (406)     2,765       438

Number of shares:
  Weighted average number of
    shares outstanding             9,670     9,643      9,659     9,640
                                 --------  --------   --------  --------
Earnings (loss) per common share $  0.10   $ (0.04)   $  0.29    $ 0.05
                                 ========  ========   ========  ========


See accompanying notes to consolidated financial statements.